Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.

Vice President –Treasurer

(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY ANNOUNCES

SUCCESSFUL COMPLETION OF REVOLVING CREDIT FACILITY REFINANCING

•	Interest Rates and Fees Reduced
•	Facility extended to 2016
•	Company’s New Capital Structure Has No Significant Debt Maturities Through 2016

BURLINGTON, NEW JERSEY, September 9, 2011 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced that on September 2, 2011, Burlington Coat Factory Warehouse Corporation (“BCFWC”) entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement) governing BCFWC’s asset-based revolving credit facility. The Amended Credit Agreement is more fully described in the Current Report on Form 8-K filed by the Company today with the Securities and Exchange Commission.

Highlights of the Amended Credit Agreement include the following:

•	Maturity Date: Extended to September 2, 2016.

•	Commitments: Remain at $600,000,000 in the aggregate and, subject to certain conditions, may be increased to $900,000,000.

•	Interest Rates and Fees: Interest rates and other bank fees are lower than under the previous credit agreement governing BCFWC’s revolving credit facility.

The Company’s other long term debt was replaced in February 2011 with a new $1.0 billion senior secured term loan facility which matures in 2017 and $450 million aggregate principal amount of 10% Senior Notes due 2019. With the completion of the Amended Credit Agreement, the Company now has no significant debt amortization or maturity over the next five years.

“We are pleased to announce the successful refinancing of our revolving credit facility,” Thomas A. Kingsbury, the Company’s President and Chief Executive Officer, stated. “We believe that its terms reflect our improved performance and credit risk profile. Additionally, we feel that this new facility, combined with the term loan refinancing and public debt offering we completed in February, provides us with substantial liquidity and flexibility to meet our operating and capital requirements over the next five years.”

As of August 31, 2011, the Company operated 462 stores in 44 states and Puerto Rico, principally under the name “Burlington Coat Factory.”

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.